Exhibit 10.1

Beeline Holdings, Inc.

188 Valley Street, Suite 225

Providence, RI 02909

October 22, 2025

District 2 Capital Fund LP Attention: Eric Schlanger

Bigger Capital Fund, LP Attention: Michael Bigger

[VIA Email]

Re: Settlement Agreement

Dear Messrs. Schlanger and Bigger:

This Settlement Agreement (the “Agreement”) is entered into as of October 22, 2025 (the “Effective Date”), by and among Beeline Holdings, Inc., a corporation organized under the laws of Nevada (“Beeline” or the “Company”), District 2 Capital Fund LP, a limited partnership (“District 2”), Eric Schlanger, Co-Founder of District 2 Capital Fund LP (“Schlanger”), Bigger Capital Fund, LP, (“Bigger Capital”), and Michael Bigger, Founder of Bigger Capital (“Bigger”). Beeline, District 2, and Bigger Capital are collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, Beeline filed a Certificate of Designation for Series E Preferred Stock with the Nevada Secretary of State on October 7, 2024, as evidenced by Filing Number 20244384517, with a filing date and time of October 7, 2024, at 11:52:00 AM, comprising 13 pages (the “Certificate of Designation”);

WHEREAS, District 2 and Bigger Capital hold certain rights to receive stock and conversion rights associated with the Series E Preferred Stock (the “Preferred E Shares”) as outlined in the Certificate of Designation;

WHEREAS, the Parties desire to settle all rights and obligations related to the Preferred E Shares in exchange for a cash payment, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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Cash Payment

In full satisfaction of all rights to receive Beeline common stock and all conversion rights associated with the Preferred E Shares as set forth in the Certificate of Designation, Beeline agrees to make the following cash payments:

a. $800,000 to Bigger Capital; and

b. $1,200,000 to District 2.

The total payments as set forth above (collectively, the “Settlement Payment”) shall be made in immediately available funds.

Timing of Payment

The Settlement Payment shall be made to District 2 and Bigger Capital upon the effectiveness of the registration statement on Form S-1 filed by Beeline on or about October 21, 2025 (the “S-1”), but in no event later than November 13, 2025 (the “Payment Deadline”). Payments shall be made via wire transfer to accounts designated in writing by District 2 and Bigger Capital by the Payment Deadline. Provided, however, that if the Staff of the Securities and Exchange Commission (the “SEC”) provides comments or notifies Beeline requesting that the SEC intends to continue its review of the S-1 or requesting that effectiveness of the S-1 be delayed, on November 13, 2025 each of District 2 and Bigger Capital shall have the right to elect to (i) revert back to the Series E and convert their Series E in accordance with its terms, or (ii) receive their respective Settlement Payment with the Payment Deadline extended to December 1, 2025 (the “Extended Deadline”). In addition, on November 13, 2025, Beeline shall pay District 2 a premium of $60,000 and Bigger Capital a premium of $40,000 payable in cash. In such event, Beeline shall make the above payments together with 5% interest on or before the Extended Deadline. If either of District 2 or Bigger Capital elect to receive the Settlement Payment and Beeline fails to make any such Settlement Payment by the Extended Deadline, Beeline shall pay each of District 2 and Bigger Capital who elected the option to receive the Settlement Payment an additional 12% per annum interest accruing after November 13, 2025.

Release of Rights

Upon receipt of their respective Settlement Payment in full, District 2 and Bigger Capital hereby irrevocably and unconditionally release, waive, and relinquish all rights and claims with respect to the Preferred E Shares, including without limitation the right to receive Beeline common stock and all conversion rights associated with the Preferred E Shares as set forth in the Certificate of Designation, and any related agreements or instruments. Upon receipt of the Settlement Payment, each of District 2 and Bigger Capital covenant and agree to surrender all Series E Preferred Shares they hold to the Company.

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Additional Covenant

Each of District 2 and Bigger Capital covenant and agree not to, directly or indirectly, engage in any short selling activity with respect to Beeline’s common stock from the Effective Date through December 31, 2025.

Representations and Warranties

a. Each Party represents and warrants that it has the full power and authority to enter into this Agreement and perform its obligations hereunder.

b. District 2 and Bigger Capital represent that they hold all rights to the Preferred E Shares free and clear of any liens, encumbrances, or third-party claims.

c. Beeline represents that it has the financial ability to make the Settlement Payment as set forth herein.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, or arrangements, whether written or oral, relating to such subject matter.

Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Electronic signatures shall be deemed valid and binding.

Confidentiality

The Parties agree to keep the terms of this Agreement confidential, except as required by law, regulation, or legal process, or as necessary to enforce the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BEELINE HOLDINGS, INC.

By:	/s/ Nick Liuzza
Name:	Nick Liuzza
Title:	Chief Executive Officer

DISTRICT 2 CAPITAL FUND LP

By:	/s/ Eric Schlanger
Name:	Eric Schlanger
Title:	Co-Founder

BIGGER CAPITAL FUND, LP

By:	/s/ Michael Bigger
Name:	Michael Bigger
Title:	Founder

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